Exhibit 10.1

RUS Project Designation:

UT 1707-A59

ReCONNECT PROGRAM

LOAN/GRANT AND SECURITY AGREEMENT dated

as of July 15, 2025 between

FIF UTAH LLC

and

THE UNITED STATES OF AMERICA

UNITED STATES DEPARTMENT OF AGRICULTURE

RURAL UTILITIES SERVICE

ReCONNECT PROGRAM LOAN AND GRANT AGREEMENT

THIS LOAN AND GRANT AGREEMENT (this "Agreement"), dated as of July 15, 2025, is between FIF UTAH LLC ("Awardee"), a limited liability company existing under the laws of Delaware and the UNITED STATES OF AMERICA, acting through the Administrator of the Rural Utilities Service ("RUS").

The Awardee has applied for financial assistance ("Application") from RUS to finance the construction of a broadband infrastructure project to serve rural areas where at least 90% of the households are without sufficient access to broadband.

RUS is willing to extend financial assistance, in the form of a loan to the Awardee, pursuant to the Consolidated Appropriations Act, 2018, Pub. L. 115-141, § 779 (the “FY2018 Appropriations”), the Infrastructure Investment and Jobs Act, Pub. L. 117-58 (the “IIJA”), the Notice of Funding Opportunity published at 89 Fed. Reg. 13035 (Feb. 21, 2024), and Title VI of the Rural Electrification Act of 1936 (7 U.S.C. §§ 901 et seq.), and all applicable federal regulations, on the terms and conditions stated herein.

The Awardee is willing to secure the loan and grant and its other obligations to RUS on the terms stated herein.

THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree and bind themselves as follows:

ARTICLE I - DEFINITIONS

The terms defined herein include both the plural and the singular. Unless otherwise specifically provided herein or in the FOA, all accounting terms not otherwise defined herein shall have the meanings assigned to them, and all determinations and computations herein provided for shall be made in accordance with Accounting Requirements.

"Accounting Requirements" shall mean compliance with U.S. Generally Accepted Accounting Principles (GAAP) acceptable to RUS, as well as compliance with the requirements of the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards at 2 C.F.R. 200 and the system of accounting prescribed by RUS Bulletin 1770B-1.

"Advance" or "Advances" shall mean the disbursement of Loan and/or Grant funds in accordance with this Agreement.

"Affiliate" or "Affiliated Company" of any specified person or entity means any other person or entity directly or indirectly controlling of, controlled by, under direct or indirect common control with, or related to, such specified person or entity, or which exists for the sole purpose of providing any service to one company or exclusively to companies which otherwise meet the definition of affiliate. This definition includes Variable Interest Entities as described in Financial Accounting Standards Board Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities. For the purpose of this definition, "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, whether such power is exercised through one or more intermediary companies, or alone, or in conjunction with, or pursuant to an agreement with, one or more other companies, and whether such power is established through a majority or minority ownership voting of securities, common directors, officers, or stockholders, voting trust, holding trusts (other than money exchanged) for property or services.

"Application" shall have the meaning as defined in the second paragraph hereof.

“Approved Project Service Area” shall mean all or a portion of the Proposed Funded Service Area, as such term is defined in the FOA and detailed in the map submitted to the Agency by the Awardee, that is approved by the Agency for funding.

"Award" shall mean the Loan described in Article III.

"Awardee" shall mean the Loan/Grant Combination recipient named in the first paragraph hereof.

"Buildout Timeline" shall mean the detailed schedule describing the Project build out, submitted with the RUS approved Application, as may be amended from time to time with prior written RUS consent.

"Business Day" shall mean any day that RUS and the Department of Treasury are both open for business.

"Collateral" shall mean ALL ASSETS of the Awardee including but not limited to those licenses granted by the Federal Communications Commission (“FCC”), subject to the FCC’s prior approval of any assignment or transfer of de jure or de facto control of such licenses.

"Composite Economic Life" means the weighted (by dollar amount of each class of facility in the Award) average economic life of all classes of facilities in the Award, as determined by RUS.

“Current ratio” shall mean the current assets divided by the current liabilities, as set forth in Section 5.8 hereof.

“Debt Service Coverage Ratio (DSCR)” shall mean the ratio of the sum of the Awardee’s total net income or margins, depreciation and amortization expense, and interest expense, minus an allowance for funds used during construction, all divided by the sum of interest on funded debt, other interest and principal payment on debt and capital leases, as set forth in Section 5.8 hereof.

"Distribution" shall have the meaning as defined in Section 7.9.

"Eligible Purposes" shall mean purposes and expenses which are specified in the FOA as being eligible award costs for funding.

"Event of Default" shall have the meaning as defined in Article X.

"Expiration Date" shall have the meaning as defined in Section 3.1(e).

“FOA” shall mean the Notice of Funding Opportunity, published in the Federal Register at 89 Fed. Reg. 13035 (Feb. 21, 2024).

“Financial Requirements Commencement Date" shall have the meaning as defined in Section 5.7.

"Form 481" shall have the meaning as defined in Section 4.3(e).

"GAAP" shall mean generally accepted accounting principles in the United States.

"Grant" shall mean the grant described in Section 3.1.

"Interest Expense" shall mean the accrual of interest on all classes of indebtedness, including capital leases and securities issued by the Awardee and shall also include the amortization of debt issuance expenses, premiums, and discounts.

"Laws" shall have the meaning as defined in paragraph (e) of Article II.

"Loan" shall mean the loan described in Section 3.1.

"Loan-Grant Agreement" shall mean, collectively, this Agreement, the Security Documents, and the Note(s).

"Loan/Grant Combination" shall mean, collectively, the loan and grant described in Section 3.1.

"Material Adverse Effect" shall mean a material adverse effect on, or change in, the condition, financial or otherwise, operations, properties, business or prospects of the Awardee or on the ability of the Awardee to perform its obligations under the Loan-Grant Agreement as determined by RUS.

"Net Income" or "Net Margins" shall mean the amount equal to the income that the Awardee has after subtracting costs and expenses from the total revenue. Costs and expenses include but are not limited to all operations and maintenance expenses, corporate operations, taxes, interest, dividends, depreciation, and gains and losses on the disposition of property.

"Network Design" shall mean the network as described in the RUS approved Application.

"Net Worth" (equity) shall mean total assets less total liabilities of the Awardee. Net worth includes the recorded value of capital stock, additional paid-in capital, treasury stock, retained earnings and other comprehensive income.

"Note(s)" shall have the meaning as defined in Section 3.2(a).

"Obligations" shall mean any and all indebtedness, obligations and liabilities of the Awardee to RUS, of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, howsoever evidenced or created, including, without limitation, all loans (including any loan by renewal or extension); all indebtedness, all Notes, all undertakings to take or refrain from taking any action; and all interest, taxes, fees, charges, expenses, and attorney’s fees chargeable to Awardee or incurred by RUS under this Agreement or in any other document or instrument delivered hereunder or as a supplement hereto.

"Permitted Encumbrances" shall mean:

(1)	liens for taxes, assessments and other governmental charges which are not delinquent;

(2)

liens for taxes, assessments and other governmental charges already delinquent which are currently being contested in good faith by appropriate proceedings; PROVIDED the Awardee shall have set aside on its books adequate reserves with respect thereto;

(3)

mechanics', workmen's, repairmen's, materialmen's, warehousemen's and carriers’ liens and other similar liens arising in the ordinary course of business and which are not delinquent, or which are being contested in good faith and have not proceeded to judgment; PROVIDED the Awardee shall have set aside on its books adequate reserves with respect thereto;

(4)

liens in respect of judgments or awards with respect to which the Awardee shall in good faith currently be prosecuting an appeal or proceedings for review and with respect to which the Awardee shall have secured a stay of execution pending such appeal or proceedings for review; PROVIDED the Awardee shall have set aside on its books adequate reserves with respect thereto;

(5)	liens or privileges of any employees of the Awardee for salary or wages earned but not yet payable;

(6)	any obligations or duties, affecting the property of the Awardee, to any municipality or governmental or other public authority with respect to any franchise, grant, license or permit;

(7)

any right which any municipal or governmental authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Awardee upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Awardee; PROVIDED, HOWEVER, that nothing in this clause 7 is intended to waive any claim or rights that RUS may otherwise have under Federal laws; and

(8)

any lien required by law or governmental regulations as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Awardee to maintain self-insurance or to participate in any fund established to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security, or to share in the privileges or benefits required for companies participating in such arrangements; PROVIDED, HOWEVER, that nothing in this clause 8 is intended to waive any claim or rights that RUS may otherwise have under Federal laws; and

(9)	any additional encumbrances set forth in Schedule 1.

"Pledged Deposit Account" shall have the meaning as defined in Section 5.4.

"Project" means all of the work, as approved by the Agency, to be performed to bring broadband service to all premises in the Approved Project Service Area under the Application, including construction, the purchase and installation of equipment, and professional services including engineering and accountant/consultant fees, whether funded by federal assistance or other funds.

"Project Completion" shall mean that all Award funds for construction of the broadband system, excluding those funds for subscriber drop connections and customer premise equipment, have been advanced to the Awardee by RUS.

"RE Act" shall mean the Rural Electrification Act of 1936 (7 U.S.C. §§ 901 et seq.).

“ReConnect Program Construction Procedures" shall mean the procedures for construction and Advances, attached hereto as Attachment 2.

“Release of Funds Date” shall mean the date funds are first made available as evidenced by the notice sent by the Agency to the Awardee.

"Security Documents" shall mean, collectively, any mortgage, security agreement, financing statement, deposit account control agreement or other document providing collateral for the Obligations, including without limitation, repayment of the Loan.

“Service Obligation” shall mean the period in which grant assets must be placed into service to carry out the purposes of the ReConnect Program, and the time period in which grant assets must be secured as an exclusive, first lien on behalf of the government.

"Service Rates" shall mean the rates charged for data, video, voice or any other service proposed in the RUS approved Application.

"Subsidiaries" shall mean the subsidiaries listed in Schedule 1.

"TIER" shall mean the Awardee’s total Net Income or Net Margins plus Interest Expense payable minus Allowance for Funds Used During Construction for any year divided by Interest Expense payable minus Allowance for Funds Used During Construction for such year, as set forth in Section 5.8 hereof.

"Total Assets" shall mean all property owned by the Awardee. Total assets include current and noncurrent assets such as cash, receivables, material and supplies, prepayments, deferred charges, and investments; fixed assets (plant) such as buildings and equipment, both in service and under construction; as well as capital leases and intangibles.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Recognizing that RUS is relying hereon, the Awardee represents and warrants, as of the date of this Agreement, as follows:

(a)

Organization; Power, Etc. The Awardee: (i) is the type of organization specified in the first paragraph hereof, duly organized, validly existing, and in good standing under the laws of the State identified in the first paragraph hereof; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business make such qualification necessary; (iii) has legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan-Grant Agreement; (iv) has duly and lawfully obtained and maintained all material licenses, certificates, permits, authorizations and approvals necessary to conduct its business or required by applicable Laws; and (v) is eligible to obtain the financial assistance from RUS contemplated by this Agreement.

(b)

Authority. The execution, delivery and performance by the Awardee of the Loan Grant Agreement and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and do not violate any provision of law or any charter, articles of incorporation, organization documents or bylaws of the Awardee or result in a breach of, or constitute a default under, any agreement, security agreement, note or other instrument to which the Awardee is a party or by which it may be bound. The Awardee has not received any notice from any other party to any of the foregoing that a default has occurred or that any event or condition exists that with the giving of notice or lapse of time or both would constitute such a default.

(c)

Consents. No consent, approval, authorization, order, filing, qualification, license, or permit of any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan-Grant Agreement, except such as have been obtained and are in full force and effect.

(d)

Binding Agreement. Each part of the Loan-Grant Agreement is, or when executed and delivered will be, the legal, valid, and binding obligation of the Awardee, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(e)	Compliance with Laws. The Awardee is in compliance in all material respects with all federal, state and local laws, rules, regulations, ordinances, codes and orders (collectively, "Laws.").

(f)

Litigation. There are no pending or threatened legal, arbitration or governmental actions or proceedings to which the Awardee is a party or to which any of its property is subject which, if adversely determined, could have a Material Adverse Effect.

(g)

Information Submitted with Application. All information, reports, and other documents and data submitted to RUS in connection with the Application were, at the time the same were furnished, complete, and correct in all material respects. Any financial statements or data submitted to RUS in connection with the Application present fairly, in all material respects, the financial position of the Awardee and the results of its operations in conformity with Accounting Requirements. Since the date thereof, there has been no material adverse change in the financial condition or operations of the Awardee.

(h)	Principal Place of Business. The principal place of business and chief executive office of the Awardee is at the address of the Awardee specified in Schedule 1 hereto.

(i)	Organization Number. The Awardee’s organization number is correctly identified in Schedule 1 hereto.

(j)	Subsidiaries and Parent. Any subsidiaries or parent of the Awardee are disclosed on the attached Schedule 1.

(k)

Defaults Under Other Agreements.  No default by the Awardee has occurred under any agreement or instrument to which the Awardee is a party or to which any of its property is subject that could have a Material Adverse Effect.

(l)

Title to Property.  Except as disclosed in writing in the opinion of counsel, the Awardee holds good and marketable title to all of the Collateral, free and clear of any liens, security interests or other encumbrances except for Permitted Encumbrances.

(m)	Additional Representations and Warranties. The Awardee further represents and warrants as set forth in Schedule 1.

ARTICLE III – THE LOAN AND GRANT

Section 3.1 Loan and Grant Amounts, Interest Rate, and Expiration Date.

(a)

Loan Amounts. RUS agrees to make and the Awardee agrees to accept, on the terms and conditions stated in this Agreement and subject to 31 U.S.C. 1551 and 1552, a loan, in the amount specified in Schedule 1 hereto (the “Loan”).

(b)

Grant Amount. RUS agrees to make and the Awardee agrees to accept, on the terms and conditions stated in this Agreement and subject to 31 U.S.C. 1551 and 1552, a grant, in the amount specified in Schedule 1 hereto (the “Grant”).

(c)

Interest Rate. The amount of the Loan specified in Schedule 1 hereto will bear interest on each Advance at the Treasury rate for comparable loans with comparable maturities, calculated by daily accrual.

(d)

Maturity Date. The principal advanced pursuant to this Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable on the date (“Maturity Date”) specified in Schedule 1 hereto.

(e)	Expiration Date. The obligation of RUS to advance the Award, or any portion thereof, shall expire on a date ("Expiration Date") five (5) years from the Release of Funds date.

Section 3.2 Loan-Grant Agreement

(a)

The debt created by the Loan will be evidenced by a note(s) ("Note(s)") executed by the Awardee and payable to the United States of America. The Awardee shall repay the Loan in accordance with the Note(s) which shall be payable and bear interest in accordance with its (their) terms.

(b)	The Awardee shall execute the Security Documents, in form and substance satisfactory to RUS, and such other security instruments as required by RUS.

Section 3.3 Payment

Except as otherwise prescribed by RUS, the Awardee shall make all payments on the Note(s) utilizing electronic fund transfer procedures as specified by RUS.

Section 3.4 Project

(a)	Loan and Grant Purpose. The Loan and Grant have been made solely to finance the broadband infrastructure project specifically described in the RUS approved Application ("Project").

(b)

Changes to Project. The Awardee shall obtain the prior written approval of RUS for any material change to the network design, construction, Buildout Timeline, delivery of services, and/or objective(s) of the Project.

Section 3.5 ACH Payments

The Awardee consents to the use of the Automated Clearing House (ACH) Payment System and to the deposit of award funds directly into the Pledged Deposit Account.

ARTICLE IV – CONDITIONS OF FINANCIAL ASSISTANCE

Section 4.1 Conditions Precedent to Closing

In connection with the execution and delivery of this Agreement, each of the following conditions shall be satisfied (all documents, certificates and other evidence of such conditions are to be satisfactory to RUS in its discretion):

(a)	Legal Matters. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for RUS;

(b)	Loan-Grant Agreement. RUS shall receive duly executed originals of the Loan-Grant Agreement;

(c)	Filed and Recorded Security Documents RUS shall have received executed, filed and indexed financing statements covering all of the personal property and fixtures of the Awardee;

(d)

Articles of Incorporation, Charter, Bylaws and Organizational Documents. With respect to corporate and cooperative Awardees, RUS shall have received certified copies of the Awardee’s most recent articles of incorporation or charter and bylaws. With respect to limited liability companies or similar organizations, RUS shall have received certified copies of the Awardee’s most recent organization documents containing provisions reflecting the obligations of the Awardee in paragraphs (c) and (d) of Section 7.3;

(e)

Authorizations. RUS shall have received satisfactory evidence that all parts of the Loan-Grant Agreement and proceedings of the Awardee necessary for duly authorizing the execution, delivery and performance of the Loan-Grant Agreement have been obtained and are in full force and effect;

(f)

Approvals. RUS shall have received satisfactory evidence that the Awardee has duly registered when and where required by law with all state, Federal and other public authorities and regulatory bodies and obtained all authorizations, certificates, and approvals necessary for, or required as a condition of, the validity and enforceability of each part of the Loan-Grant Agreement;

(g)

Title Evidence. RUS shall have received satisfactory evidence that the Awardee has good and marketable title to its property, including the Project, and holds, or will hold, such franchises, permits, leases, easements, rights, privileges, licenses, or right-of-way instruments, reasonably adequate in form and substance, as may be required by law for the continued maintenance and operation of the existing facilities and Project;

(h)

Management, Service, and Operating Agreements. Except as otherwise provided in Sections 4.2 and/or 4.3 herein, RUS shall have received all management, service, and operating agreements, in form and substance acceptable to RUS, which shall be in accordance with fees or rates presented in the pro forma financial statements submitted to RUS in the RUS approved Application;

(i)

Cybersecurity Risk Management. RUS shall have received satisfactory evidence that the Awardee has considered and addressed cybersecurity risks consistent with the cybersecurity performance goals for critical infrastructure and control systems directed by the National Security Presidential Memorandum on Improving Cybersecurity for Critical Infrastructure Control Systems, or the current draft of these goals, found at https.//www.cisa.gov/cross-sector-cybersecurity-performance-goals;

(j)	Affordable Connectivity Program. RUS shall have received evidence that the Awardee has applied to participate in the Affordable Connectivity Program established by the IIJA;

(k)

Opinion of Counsel. RUS shall have received an opinion of counsel for the Awardee (who shall be acceptable to RUS) in form and substance acceptable to RUS for each state in which the Awardee operates; and

(l)	Additional Conditions. The Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.2 General Conditions Precedent to RUS’ Obligations to Release Funds for Advance

The obligations of RUS hereunder are subject to the satisfaction of each of the following conditions precedent (all documents, certificates and other evidence of such conditions are to be satisfactory to RUS in its discretion):

(a)

Service Rate Evidence. RUS shall have received satisfactory evidence that the Awardee has duly adopted Service Rates for all proposed services which are designed with a view to: (i) paying and discharging all taxes, maintenance expenses, and operating expenses of the Awardee; (ii) making all payments in respect of principal and interest on the Note(s) when and as the same shall become due; (iii) providing and maintaining reasonable working capital of the Awardee; and (iv) producing and maintaining the financial requirements specified in Section 5.8 hereof;

(b)

Current Financial Information and Certificate of Authority.  RUS has received from the Awardee: (i) its updated balance sheet, statement of cash flow, and income statement and (ii) a duly authorized and executed certification, Form 675, "Certification of Authority," designating an officer, employee, or agent of the Awardee as the person or persons authorized to execute and submit, on behalf of the Awardee, RUS Form 481, "Financial Requirement Statement;"

(c)

Deposited Funds.  RUS has received from the Awardee evidence, satisfactory to RUS, verifying that the Awardee has on deposit in the Pledged Deposit Account, funds sufficient to complete the Project as specified on Schedule 1; and

(d)	Additional Conditions. The Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.3 Conditions to Individual Advances

The obligations of RUS to approve any Advance are subject to the satisfaction of each of the following conditions precedent on or before the date of such Advance (all documents, certificates and other evidence of such conditions precedent are to be satisfactory to RUS in its discretion):

(a)

Continuing Representations and Warranties. That the representations and warranties of the Awardee contained in this Agreement be true and correct on and as of the date of such Advance as though made on and as of such date;

(b)

Expenditure of Funds. Notwithstanding Section 4.4, that first, any funds that have been approved by RUS in lieu of loan funds have been expended, and second that all remaining loan funds have been requested and expended before a request for grant funds is made, as stipulated in the FOA.

(c)	Material Adverse Effect. That no event has occurred which has had or could have a Material Adverse Effect;

(d)

Event of Default.  That no Event of Default and no event which with the passage of time or giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing, or shall have occurred after giving effect to any Advances on the books of the Awardee;

(e)

Requisitions and Supporting Documentation. That RUS shall have received not more frequently than once a month, unless otherwise agreed to by RUS, a completed RUS Form 481, "Financial Requirement Statement" (hereinafter "Form 481"), bearing the original signature of the officer, employee, or agent of the Awardee authorized to receive, disburse, or receive and disburse the Award, with supporting documentation from the Awardee in accordance with the ReConnect Program Construction Procedures. Advances shall be limited to the minimum amounts required for the Awardee's immediate disbursement needs and shall be requested by the Awardee only for actual immediate cash requirements of the Awardee. Such loan/grant advances shall be provided on a reimbursement basis, or based on unpaid third party invoices for Eligible Purposes, or contracts approved by RUS, in accordance with the ReConnect Program Construction Procedures;

(f)

Flood Insurance.  That for any Advance used in whole or in part to finance the construction or acquisition of any building in any area identified by the Secretary of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973 (the "Flood Insurance Act") or any rules, regulations or orders issued to implement the Flood Insurance Act as any area having special flood hazards, or to finance any facilities or materials to be located in any such building, or in any building owned or occupied by the Awardee and located in such a flood hazard area, the Awardee shall have submitted evidence, in form and substance satisfactory to RUS or RUS has otherwise determined, that (i) the community in which such area is located is then participating in the national flood insurance program, as required by the Flood Insurance Act and any related regulations, and (ii) the Awardee has obtained flood insurance coverage with respect to such building and contents as may then be required pursuant to the Flood Insurance Act and any related regulations;

(g)	Current Financial Information. That RUS has received from the Awardee: its current, updated balance sheets, income statements and statements of cash flow;

(h)

Compliance with Buildout Timeline and Reporting Requirements. That RUS has received from the Awardee evidence, satisfactory to RUS, that the Project is being constructed in accordance with the Buildout Timeline and Reporting Requirements as required in Section 6.4;

(i)	Compliance with Loan-Grant Agreement. That the Awardee is in material compliance with the Loan-Grant Agreement;

(j)	Permits, Licenses and Franchises. That RUS shall have received satisfactory evidence that the Awardee has obtained the permits, licenses, franchises and other approvals identified on Schedule 1;

(k)

Deposited Funds.  That Awardee has maintained on deposit in the Pledged Deposit Account the matching funds requirement as well as other funds to complete the Project as specified on Schedule 1, unless expended and withdrawn as authorized by RUS;

(l)	Additional Documents. That the Awardee agrees to provide RUS with such additional documents as RUS may request; and

(m)	Additional Conditions. That the Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.4 First Advance to Pay Off Pre-Application Expenses

Funds to pay off certain pre-application expenses, as defined in the FOA, if any, must be included in the first Advance request.

ARTICLE V – AFFIRMATIVE COVENANTS

Section 5.1 General

Unless otherwise agreed to in writing by RUS, while this Agreement is in effect, the Awardee shall duly observe each of the affirmative covenants contained in this Article V.

Section 5.2 Use of Advances

The Awardee shall expend Award funds only for Eligible Purposes in accordance with the RUS approved line-item Project budget and Form(s) 481 submitted to RUS prior to the advance of funds.

Section 5.3 Unused and Disallowed Advances

(a)

The Awardee shall return to RUS forthwith all or any advanced portion of the Loan and Grant not disbursed by the Awardee for the Project or not needed to complete the Project with any interest earned thereon when deposited in the Pledged Deposit Account.

(b)

The Awardee shall reimburse RUS for any advanced funds whose original expenditure has been disallowed by an RUS loan and grant audit. Disallowances shall be satisfied, as directed by RUS, by either administrative offset against other approved purposes on Form(s) 481 or repaying the disallowed amount directly to the United States Treasury. Such disallowed amounts shall accrue interest payable to RUS from the date RUS delivers to the Awardee a written demand for payment. Interest shall accrue on disallowed Loan Advances at the lesser of the following: the interest rate of the disallowed Advance or the then current United States Treasury rate as prescribed by the Secretary of the Treasury. Interest shall accrue on disallowed Grant Advances at the then current United States Treasury rate as prescribed by the Secretary of the Treasury. Closeout of the Loan and Grant will not affect the right of RUS to disallow expenditures and recover, in full, any amount on the basis of a subsequent audit or other review or the Awardee’s obligation to return any disallowed expenditures.

Section 5.4 Deposit of Advances into Pledged Deposit Account

(a)

The Awardee shall open and maintain a deposit account pledged to RUS ("Pledged Deposit Account,") in a bank or depository whose deposits are insured by the Federal Deposit Insurance Corporation or other federal agency acceptable to RUS and shall be identified by the RUS’ designation of the Awardee followed by the words "Pledged Deposit Account." The Awardee shall promptly deposit proceeds from all Advances, including previously advanced funds whose original expenditure has been disallowed by an RUS audit into the Pledged Deposit Account. Moneys in the Pledged Deposit Account shall be used solely for the purposes for which Advances were made, or for such other purposes as may be approved in writing by RUS. Deposits and disbursements from the Pledged Deposit Account shall be made and recorded in accordance with the ReConnect Program Construction Procedures.

(b)

First Lien on Pledged Deposit Account. The Awardee shall perfect and maintain a first and prior lien in the Pledged Deposit Account (pursuant to a deposit account agreement or similar agreement or mechanism for perfecting as provided by applicable law) in form acceptable to RUS.

Section 5.5 Additional Project Funding

The Awardee shall ensure that adequate funding is in place to complete the Project and will, after obtaining the prior written approval of RUS, obtain additional loans or funds or receive binding commitments for supplemental funding in an amount needed to ensure completion of the Project.

Section 5.6 Miscellaneous Notices

The Awardee shall furnish to RUS:

(a)

Notice of Other Defaults. Promptly after becoming aware thereof, notice of the occurrence of any default on any other agreement, or receipt of any notice with respect to an event that with the passage of time, would become an Event of Default or Material Adverse Effect hereunder.

(b)

Notice of Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Awardee or any Affiliate which, if adversely determined, could have a Material Adverse Effect.

(c)

Regulatory and Other Notices. Promptly after receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding which could have a Material Adverse Effect.

(d)	Material Adverse Effect. Promptly after becoming aware thereof, notice of any matter which has resulted or may result in a Material Adverse Effect.

(e)

Corporate Document Changes. Thirty (30) days prior to their effectiveness, any amendments, supplements or modifications to the Awardee’s Articles of Incorporation, Charter, Bylaws, Operating Agreement, Members Agreements or other Organizational Documents.

(f)	Other Information. Such other information regarding the condition, financial or otherwise, or operations of the Awardee as RUS may, from time to time, reasonably request.

Section 5.7 Rates and Financial Performance Criteria

The Awardee shall design, charge and maintain rates in effect which shall enable it to meet the Financial Requirements as specified in Section 5.8.

Section 5.8 Financial Requirements

The Awardee will meet the following requirements:

(a)

At least two of the three requirements on the Financial Requirements Commencement Date, as specified in Schedule 1 hereto, until the Loan is repaid in full: (i) a minimum TIER requirement of 1.2; (ii) a minimum DSCR requirement of 1.2; and (iii) a minimum Current Ratio of 1.2;

(b)	Positive cash flow from operations at the end of the fifth year of the award; and

(c)	Positive ending cash balance as reflected on the cash flow statement for each year of the forecast period.

Section 5.9 Corrective Action

Within thirty (30) days of: (i) sending the financial reports required by Section 6.4 hereof that show the Financial Requirements of Section 5.8 were not met for the reported fiscal period; or (ii) being notified by RUS that such requirements were not met for the period, whichever is earlier, the Awardee, in consultation with RUS, shall provide a written plan satisfactory to RUS setting forth the actions that shall be taken to achieve the specified Financial Requirements on a timely basis and shall promptly implement said plan.

Section 5.10 Service Obligation

The Awardee shall provide the level of broadband service described in the RUS approved Application commencing from the date of Project Completion until the longer of (i) the Composite Economic Life of the facilities financed by the Award as specified on Schedule 1 or (ii) as long as the Note(s) is outstanding. The Awardee acknowledges that given the significant amount of government contribution to the Project in the form of a federal grant, the Service Obligation is a significant portion of the public benefit of the Award, and that a material breach of the Service Obligation shall be an Event of Default. The Awardee acknowledges and agrees that failure to provide the full Service Obligation shall give rise to the government’s claim for the return of all or part of the federal Grant, proportionate to number of years the grant assets were in service, as determined by RUS. Awardee also acknowledges that grant assets must be secured as an exclusive, first lien on behalf of the government, as required by the ReConnect Program.

Section 5.11 Obligations with Respect to the Construction, Operation and Maintenance of the Project

(a)

Project Management and Operation. The Awardee shall be responsible for the management of the Project and will operate the Project in an efficient and economic manner as well as maintaining the Project in good repair.

(b)

Construction in Accordance with Network Design and Buildout Timeline. The Awardee shall cause the Project to be constructed and/or built out, and completed in accordance with the Network Design submitted with the RUS approved Application, as such design may be amended with prior RUS consent, and the Buildout Timeline. The Awardee shall also ensure that facilities constructed with award funds are capable of delivering 100 Mbps symmetrical service to every premise in the Approved Project Service Area at the same time.

(c)	General Insurance Requirements. The Awardee shall take out and maintain insurance on the Project and any other property acquired with the Loan and Grant in accordance with 7 CFR Section 1788.

(d)

Contracting. The Awardee may, in accordance with the ReConnect Program Construction Procedures, contract for goods and services to be funded by the Award, using RUS form contracts or private contracts; provided that private contracts must comply with equal employment opportunity and civil rights requirements.

(e)	Commencement and Completion of the Project.

(1)	Awardees are required to commence the Project within 180 days from the date that RUS notifies the Awardee in writing that funds have been made available (the “Release of Funds Date”); and

(2)	Project Completion shall occur within five years from the Release of Funds Date.

(f)

National Programmatic Agreement. If indicated on Schedule 1, Awardee shall be bound by the requirements of the National Programmatic Agreement (NPA), whose terms and conditions shall be incorporated into this Agreement. Failure to abide by the NPA, if entered into, shall be an Event of Default hereunder.

Section 5.12 Preservation of Existence and Rights

The Awardee shall take or cause to be taken all such actions as from time to time may be necessary to preserve its existence and to preserve and renew all franchises, contracts, rights of way, easements, permits, and licenses now or hereafter to be granted or conferred upon it, with respect to the Project, the loss of which would have a Material Adverse Effect.

Section 5.13 Compliance with Laws

Awardees shall comply with all applicable federal and state laws, including but not limited to: (i) The nondiscrimination and equal employment opportunity requirements of Title VI of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq., 7 CFR pt. 15); (ii) Section 504 of the Rehabilitation Act (29 U.S.C. § 794 et seq.; 7 CFR pt. 15b); (iii) The Age Discrimination Act of 1975, as amended (42 U.S.C. § 6101 et seq.; 45 CFR pt. 90); (iv) Executive Order 11375, amending Executive Order 11246, Relating to Equal Employment Opportunity (3 CFR pt. 102); (v) The Architectural Barriers Act of 1968, as amended (42 U.S.C. § 4151 et seq.); (vi) The Uniform Federal Accessibility Standards (UFAS), as published by the United States Access Board; (vii) The Council on Environmental Quality Regulations for Implementing the Procedural Provisions of NEPA and certain related federal environmental laws, statutes, regulations, and Executive Orders found in 7 CFR 1970; (viii) The Native American Graves Protection and Repatriation Act (25 USC 3001 et seq., 43 CFR § 10.4); (ix) The Communications Act of 1934, as amended, (47 U.S.C. § 151 et seq.); (x) The Telecommunications Act of 1996, as amended (Pub. L. 104-104, 110 Stat. 56 (1996); and (xi) The Communications Assistance for Law Enforcement Act (47 U.S.C. § 1001 et seq.) (CALEA).

Section 5.14 Equal Opportunity Requirements

(a)

Equal Opportunity Provisions in Construction Contracts. The Awardee shall incorporate or cause to be incorporated into any construction contract, as defined in Executive Order 11246 of September 24, 1965 and implementing regulations, which is paid for in whole or in part with funds obtained from RUS or borrowed on the credit of the United States pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any RUS program involving such grant, contract, loan, insurance or guarantee, the equal opportunity provisions set forth in Attachment 1 hereto, entitled Equal Opportunity Contract Provisions.

(b)

Equal Opportunity Contract Provisions Also Bind the Awardee. The Awardee further agrees that it shall be bound by such equal opportunity clause in any federally assisted construction work which it performs itself other than through the permanent work force directly employed by an agency of government.

(c)

Sanctions and Penalties. The Awardee agrees that it shall cooperate actively with RUS and the Secretary of Labor in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Secretary of Labor, that it shall furnish RUS and the Secretary of Labor such information as they may require for the supervision of such compliance, and that it shall otherwise assist the administering agency in the discharge of RUS’ primary responsibility for securing compliance. The Awardee further agrees that it shall refrain from entering into any contract or contract modification subject to Executive Order 11246 with a contractor debarred from, or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Part II, Subpart D of Executive Order 11246 and shall carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by RUS or the Secretary of Labor pursuant to Part II, Subpart D of Executive Order 11246. In addition, the Awardee agrees that if it fails or refuses to comply with these undertakings RUS may cancel, terminate or suspend in whole or in part this Agreement, may refrain from extending any further assistance under any of its programs subject to Executive Order 11246 until satisfactory assurance of future compliance has been received from the Awardee, or may refer the case to the Department of Justice for appropriate legal proceedings.

Section 5.15 Purchases with Award Funds

Except as specifically authorized in writing in advance by RUS, all facilities, materials, equipment, supplies, replacements and all other items purchased with Award funds shall be purchased outright, and not subject to any conditional sales agreement, chattel mortgage, bailment lease or other agreement reserving to the seller any right, title or lien.

Section 5.16 Awardee to Defend Title and Remove Liens

Except for Permitted Encumbrances, the Awardee will maintain and preserve the lien of this Agreement superior to all other liens affecting the Collateral, and will forever warrant and defend the title to the Collateral against any and all claims and demands whatsoever. The Awardee shall make, execute, acknowledge, deliver, file and record all such mortgages, financing statements, continuation statements, security agreements, instruments and conveyances as is necessary to preserve the lien of this Agreement against the Collateral superior to all other liens. The Awardee shall maintain the Collateral free of all liens except for Permitted Encumbrances, and will promptly pay or discharge any and all obligations for or on account of which any such lien or charge might exist or could be created and any and all lawful taxes, rates, levies, assessments, liens, claims or other charges imposed upon or accruing upon any of the Collateral, as and when the same shall become due and payable; and whenever called upon so to do by RUS will furnish to RUS adequate proof of such payment or discharge; provided, however that this provision shall not be deemed to require the payment or discharge of any tax, rate, levy, assessment or other governmental charge while the Awardee is contesting the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto.

Section 5.17 Further Assurances

(a)

The Awardee shall from time to time upon written demand of RUS make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered all such further and supplemental financing statements, continuation statements, security agreements, instruments and conveyances as may be requested by RUS and take or cause to be taken all such further action as may reasonably be requested by RUS to provide for the securing and payment of the principal of, interest on, and any and all other amounts payable hereunder and under the Note(s) according to the terms thereof and for the purpose of fully conveying, transferring and confirming the property hereby conveyed and pledged or intended so to be, whether now owned by the Awardee or hereafter acquired by it.

(b)

The Awardee shall cause this Agreement, financing statement, continuation statement and every additional instrument which shall be executed pursuant to subsection (a) immediately above, to forthwith upon execution to be filed and recorded and refiled and rerecorded as conveyances and security interests in personal property in such manner and in such places as may be required by law or requested by RUS in order to fully preserve the security for the Obligations, including the Loan, and to perfect and maintain the superior lien of this Agreement and all supplemental security instruments.

Section 5.18 Buy American

(a)

Funding to Non-Federal Entities. Awardees that are Non-Federal Entities, defined pursuant to 2 CFR 200.1 as any State, local government, Indian tribe, Institution of Higher Education, or nonprofit organization, shall be governed by the requirements of Section 70914 of the Build America, Buy America Act (BABAA) within the IIJA. Any requests for waiver of these requirements must be submitted pursuant to USDA’s guidance available online at https://www.usda.gov/ocfo/federal-financial-assistancepolicy/USDABuyAmericaWaiver.

(b)

Funding to All Other Entities. Awardees that are not Non-Federal Entities shall be governed by the Agency’s Buy American requirement at 7 CFR part 1787. Any requests for waiver of these requirements must be submitted pursuant to those regulations.

Section 5.19 Other Federal Funding

If the Awardee is a recipient of any other federal broadband funding either directly from a federal agency or as a passthrough from the state, Awardee acknowledges and certifies that neither funds under this Award nor any other federal broadband funds or passthrough funds will be used to reimburse the same expenditures. Such Awardees must also maintain separate accounts to track sources and uses of each funding source.

Section 5.20 Scoring Criteria Commitments

If identified on Schedule 1 hereto, the Awardee agrees to be bound by the following commitments:

(a)

Awardee will offer in their service offerings at least one low-cost option offered at speeds that are sufficient for a household with multiple users to simultaneously telework and engage in remote learning.

(b)	Awardee will utilize the labor standards outlined in its Application at least until Project Completion.

(c)

Awardee agrees to use net neutrality with respect to its network and will not (1) block lawful content, applications, services, or non-harmful devices, subject to reasonable network management; (2) impair or degrade lawful Internet traffic on the basis of Internet content, application, or service, or use of a non-harmful device, subject to reasonable network management; and (3) engage in paid prioritization, meaning the management of a broadband provider's network to directly or indirectly favor some traffic over other traffic, including through use of techniques such as traffic shaping, prioritization, resource reservation, or other forms of preferential traffic management, either (A) in exchange for consideration (monetary or otherwise) from a third party, or (B) to benefit an affiliated entity.

The Awardee acknowledges that for those commitments identified on Schedule 1, Awardee agreed to these commitments so as to receive special consideration in the scoring its Application, and that without these commitments, Awardee may not have received this Award. Awardee acknowledges that failure to perform on any identified commitment is a material violation of this Agreement.

Section 5.21 Additional Affirmative Covenants

The Awardee shall comply with the additional affirmative covenants set forth in Schedule 1 hereto.

ARTICLE VI – ACCOUNTING AND REPORTING

Section 6.1 Financial Records

(a)

Awardees must establish an accounting system satisfactory to RUS in compliance with Accounting Requirements. Such a system of accounts must account for all funds advanced under this Agreement separately from all other funds for the Project.

(b)

The Awardee shall maintain, at its premises, such books, documents, papers, or other records and supporting documents, including, but not limited to, invoices, receipts, payroll records and bills of sale, adequate to identify the purposes for which, and the manner in which Loan, Grant, and other funds were expended on the Project. The Awardee shall at all times keep, and safely preserve, proper books, records and accounts in which full and true entries shall be made of all dealings, business, and affairs of the Awardee and its Subsidiaries, in accordance with its system of accounts complying with Paragraph (a) immediately above. The Awardee shall maintain copies of all documents submitted to RUS in connection with the Award until the longer of (i) the Loan being paid in full and all audits have been completed, (ii) the term of this Agreement or (iii) three years subsequent to close-out of the Award.

Section 6.2 Rights of Inspection

The Awardee shall afford RUS, the Office of the Inspector General of USDA, and the Government Accountability Office, through their representatives, reasonable opportunity, at all times during business hours and upon prior notice, to have access to and right to inspect the Project, any other property encumbered by the Security Documents, and any and all books, records, accounts, including electronic books, records, accounts and electronic mail messages, regardless of the physical form or characteristics, invoices, contracts, leases, payroll records, canceled checks, statements, and other documents, and papers of every kind belonging to or in any way pertaining to its property or business, including its Subsidiaries, if any, and to make copies or extracts therefrom.

Section 6.3 Annual Audit

(a)

Non-Federal Entities, which include Awardees that are States, local governments, Indian tribes, institutions of higher education, or nonprofit organizations, shall provide RUS with an audit pursuant to 2 C.F.R. part 200, Subpart F (Audit Requirements). The Awardee must follow subsection .502 in determining federal awards expended. All RUS loans impose an ongoing compliance requirement for the purpose of determining federal awards expended during a fiscal year. In addition, the Awardee must include the value of new federal loans made along with any grant expenditures from all federal sources during the Awardee’s fiscal year. Therefore, the audit submission requirement for this program begins in the Awardee’s fiscal year that the loan is made and thereafter, based on the balance of federal loan(s) at the beginning of the audit period. All required audits must be submitted within the earlier of: (i) 30 calendar days after receipt of the auditor’s report; or (ii) nine months after the end of the Awardee’s audit period.

(b)

For all other entities, Awardees shall provide RUS with an audit within 120 days after the as of audit date in accordance with 7 C.F.R. part 1773, Policy on Audits of RUS Borrowers. Note that with respect to Advances that contain loan funds, the audit is required after an Advance has been made, and, thereafter, from the close of each subsequent fiscal year until the loan is repaid in full. With respect to Advances that only contain grant funds, the audit is required until all grants funds have been expended or rescinded. While an audit is required, Awardees must also submit a report on compliance and internal controls over financial reporting, as well as a report on compliance with aspects of contractual agreements and regulatory requirements.

Section 6.4 Reporting

(a)

Quarterly Report. No later than thirty (30) calendar days after the end of each calendar year quarter, the Awardee must submit to RUS utilizing RUS’ online reporting system, the following information: balance sheets, income statements, statements of cash flow, and the number of customers taking broadband service. In addition, the Awardee must provide RUS with such other reports concerning the financial condition or operation of the Awardee, including its Subsidiaries, as RUS may request.

(b)	Annual Performance Report. For three years starting the first January 31st after Project Completion, the Awardee must submit the following information utilizing RUS’ online reporting system:

(i)

existing network service improvements and facility upgrades, as well as new equipment and capacity enhancements that support high-speed broadband access for educational institutions, health care providers, and public safety service providers;

(ii)	the estimated number of end users who are currently using or forecasted to use the new or upgraded infrastructure;

(iii)	the progress towards fulfilling the objectives for which the assistance was granted;

(iv)	the speed and average price of the most subscribed tier of the Awardee’s broadband service offerings in the Project’s service area; and

(v)	the average price of broadband service in the Project’s service area.

(c)

Annual Map Reporting: No later than thirty (30) calendar days after the end of the Calendar Year, the Awardee shall be required to submit annually updated Approved Project Service Area(s) maps through RUS’ online mapping tool showing the areas where construction has been completed and geospatial location of residences and businesses that are receiving new broadband service until the entire Approved Project Service Area can receive the broadband service.

(d)

Close Out Report.  The Awardee shall deliver a close out report to RUS no later than one hundred twenty (120) days after the expiration or termination of the Award or expenditure of all Award funds. The close out report shall address: (i) a comparison of actual accomplishments to the objectives set forth in the Application; (ii) a description of problems, delays, or adverse conditions that occurred, or which affected the attainment of overall Project objectives, prevented the meeting of time schedules or objectives, or precluded the attainment of particular Project work elements during established time periods; (iii) a comparison of how funds were spent against the original general budget submitted with the RUS approved Application, and (iv) a final buildout map on the RUS mapping tool indicating that all construction has been completed as proposed in the application. If parts of the Approved Project Service Area have not been constructed, RUS may require a portion of the award to be rescinded or paid back.

ARTICLE VII – NEGATIVE COVENANTS

Section 7.1 General

Unless otherwise agreed to in writing by RUS, while this Agreement is in effect, the Awardee shall duly observe each of the negative covenants set forth in this Article VII.

Section 7.2 Merger, Consolidation, Transfer of Property, or Change in Control

The Awardee shall not, without the prior written consent of RUS, take or suffer to be taken any steps to reorganize consolidate with or merge into any other corporation, or to sell, lease or transfer (or make any agreement therefor) all or any substantial part of its property, including, without limitation, the Project.

Section 7.3 Covenants for Limited Liability Companies and Similar Awardees

Awardees which are limited liability or similar organizations agree that:

(a)

The death, retirement, resignation, expulsion, termination, bankruptcy or dissolution of any member or the occurrence of any other event that terminates the continued membership of any member shall not cause the Awardee to be dissolved or its affairs to be wound up;

(b)	Prior to the date on which any and all obligations owed to RUS, including the Note evidencing the Loan, are discharged in full, the Awardee shall not be dissolved or terminated;

(c)

The organizational documents of the Awardee shall contain provisions reflecting the obligations of the Awardee in paragraphs (a) and (b) immediately above and such provisions shall not be amended without the prior written consent of RUS; and

(d)

No direct or indirect addition or issuance of any membership units (or any other ownership interest) in the Awardee may be made by the Awardee or its members without the prior written consent of RUS and no transfer, whether individually or in the aggregate, of any membership units (or any other ownership interest) in the Awardee which will result in the transfer of more than 49% of the equity interests (of whatever nature, including voting and non-voting) in the Awardee may be made by the Awardee or its members without the prior written consent of RUS.

Section 7.4 Additional Indebtedness

The Awardee shall not, without the prior written consent of RUS, incur additional secured or unsecured indebtedness other than (i) purchase money security interests, (ii) unsecured trade indebtedness and (iii) other debt arising in the ordinary course of business. Indebtedness under items (i), (ii), and (iii) in the aggregate shall not exceed five percent (5%) of the Awardee’s consolidated total assets.

Section 7.5 Negative Pledge

The Awardee shall not create, incur or suffer any lien, mortgage, pledge, assignment, or other encumbrance on, or security interest on its property, other than Permitted Encumbrances.

Section 7.6 Contracts

The Awardee shall not, without the prior written consent of RUS, enter into any contract or contracts for the operation or management of all or any substantial part of the Awardee's system, including, without limitation, the Project, and shall not enter into any contract for the use by others of all or any substantial part of its system, including, without limitation, the Project.

Section 7.7 Salaries

Salaries, wages, and other compensation paid by the Awardee for services, and directors’, members’, managers’ or trustees’ fees, shall be reasonable and in conformity with the usual practice of entities of the size and nature of the Awardee.

Section 7.8 Extension of Credit

Except as specifically authorized in writing in advance by RUS, the Awardee will make no advance payments or loans, or in any manner extend its credit, either directly or indirectly, with or without interest, to any of its directors, trustees, officers, employees, stockholders, members, managers, Affiliates or Affiliated companies.

Section 7.9 Distributions or Withdrawals

(a)

The Awardee shall not, without the prior written approval of RUS, make any dividend, stock, or capital distribution, or any membership withdrawals, unit redemptions, or other type of profit allocation to its members, or other distribution in the nature of an investment, guarantee, extension of credit, advance, or loan, nor make a capital credit distribution (all such distributions being hereinafter collectively called “Distributions;”) provided, however, Distributions may be made in each fiscal year as follows:

(1)

Aggregate, annual Distributions not to exceed twenty-five percent (25%) of the prior fiscal year Net Income or Margins may be made if, after such aggregate annual Distributions, the Awardee’s net worth is at least one percent (1%) of its Total Assets;

(2)

Aggregate annual Distributions not to exceed fifty percent (50%) of the prior fiscal year Net Income or Margins may be made if, after such aggregate annual Distributions, the Awardee’s Net Worth is at least twenty percent (20%) of its Total Assets;

(3)

Aggregate annual Distributions not to exceed seventy-five percent (75%) of the prior fiscal year Net Income or Margins may be made if, after such aggregate annual Distributions, the Awardee’s Net Worth is at least thirty percent (30%) of its Total Assets; or

(4)	There is no limit on aggregate, annual Distributions if, after making such aggregate, annual Distributions, the Awardee’s Net Worth is at least forty percent (40%) of its Total Assets.

(b)	Additional Negative Restrictions. The Awardee shall comply with the additional negative restrictions on Distributions and Withdrawals set forth in Schedule 1 hereto.

Section 7.10 Changing Principal Place of Business, Place of Conducting Business, or Type of Organization

The Awardee shall not change its principal place of business, place of conducting business, or type of organization without the prior written consent of RUS.

Section 7.11 Changing Name or Place of Incorporation or Organization

The Awardee shall not change its legal name or place of incorporation or organization without giving RUS sixty (60) days prior written notice.

Section 7.12 Historic Preservation

The Awardee shall not, without the prior written consent of RUS, use any Advance to construct any facility which shall involve any district, site, building, structure or object which is included in, or eligible for inclusion in, the National Register of Historic Places maintained by the Secretary of the Interior pursuant to the Historic Sites Act of 1935 and the National Historic Preservation Act of 1966.

Section 7.13 Affiliated Transactions

The Awardee shall not enter into any transaction, contract, or dealing with an Affiliate of the Awardee or with the Awardee’s or Affiliate’s directors, trustees, officers, managers, members (if the Awardee is a limited liability company), or other corporate officials, without the prior written consent of RUS. RUS' consent to advance award funds for affiliated transactions will be limited to an amount which is the lower of cost or market rate and which is subject to verification by RUS and its representatives having access to the books and records of the Affiliate.

Section 7.14 Preferred Stock

The Awardee shall not issue any new or additional preferred stock without the prior written approval of RUS, which approval shall not be unreasonably withheld if such stock issuance, in RUS’ sole opinion, would not be considered a debt instrument under GAAP.

Section 7.15 Restrictions on Transfers of Property

(a)

Except as provided in Paragraph (b), and excluding any property which the Awardee must sell to customers in the ordinary course of business, the Awardee shall not sell, lease or transfer any Collateral to any other person or entity (including any subsidiary or affiliate of the Awardee) without the prior written consent of the RUS.

(b)

So long as the Awardee is not in default hereunder, the Awardee may, without obtaining the consent of RUS, sell or otherwise dispose of, free from the lien hereof, any of its property which is neither necessary to, nor useful for, the operation of the Awardee's business, or which has become obsolete, worn out, damaged, or otherwise unsuitable for the purposes of the Awardee; provided, however, that the Awardee shall to the extent necessary: (1) replace the same with other property of the same kind and nature, or substitute thereof, which shall be subject to the lien hereof, free and clear of all prior liens, and apply the proceeds, if any, derived from the sale or disposition of such property, which are not needed for the replacement thereof, to the prepayment of the indebtedness on the outstanding Notes; (2) immediately upon the receipt of the proceeds of any sale or disposition of said property, apply the entire amount of such proceeds to the prepayment of the indebtedness evidenced by the Notes; or (3) deposit all or such part of the proceeds derived from the sale or disposition of said property into the Pledged Deposit Account, and shall use the same only for such additions to, or improvements in, the Collateral, on such terms and conditions as RUS shall specify.

Section 7.16 Restrictions on Changes to Line-Item Budget

The Awardee agrees that the budget for the Project is a line-item budget and agrees not to make any revisions to the RUS approved line-item Project budget, including, without limitation, the part of the budget for construction, without the prior written approval of RUS.

Section 7.17 Additional Negative Covenants

The Awardee shall comply with the additional negative covenants set forth in Schedule 1 hereto.

ARTICLE VIII - LENDER’S RIGHTS

Section 8.1 Termination of Award Offer

RUS, in its sole discretion, may terminate the offer to make the Loan/Grant Combination if it does not receive the Loan-Grant Agreement, duly executed on behalf of the Awardee and all conditions in Section 4.1 hereof are not satisfied within one hundred twenty (120) days from the date that RUS issues the closing documents.

Section 8.2 Audits and Compliance Reviews

After giving prior notification to the Awardee, RUS has the right to conduct compliance reviews and audits of the Awardee to assure compliance with the Loan-Grant Agreement, FOA, and the Accounting Requirements.

Section 8.3 Disallowed Expenditures

Upon a determination by RUS that the Awardee did not expend Award funds on Eligible Purposes in accordance with the RUS approved line-item Project budget and the Form(s) 481 approved by RUS prior to the advance of funds, RUS may, in its sole discretion:

(a)

Disallow all or a part of the expenditures and disbursements of the Award and require the Awardee to deposit such funds in the Pledged Deposit Account to be applied toward other approved Project purposes on Form(s) 481 or to reimburse the Government, as provided in Section 5.3 hereof;

(b)	Suspend future Advances; and/or

(c)	Take any other action RUS determines to be necessary including, without limitation, exercising any right or remedy available under the Loan-Grant Agreement or law.

Section 8.4 Suspension of Advances

RUS may, in its absolute discretion, suspend making Advances on the Award upon its making a determination that an event has occurred that is likely to have a Material Adverse Effect. RUS may also suspend making advances of the Award upon the occurrence of an Event of Default.

Section 8.5 Payment Extensions

RUS may, at any time or times in succession without notice to or the consent of the Awardee and upon such terms as RUS may prescribe, grant to any person, firm or entity who shall have become obligated to pay all or any part of the principal of or interest on any note held by or indebtedness owed to RUS or who may be affected by the lien created by the Loan-Grant Agreement, an extension of the time for the payment of such principal or interest, and after any such extension the Awardee will remain liable for the payment of such note or indebtedness to the same extent as though it had at the time of such extension consented thereto in writing.

Section 8.6 Right to Expend Money

RUS shall have the right (without prejudice to any of its rights with respect to any Event of Default) to advance or expend moneys for the purpose of procuring insurance, or for the payment of insurance premiums as required hereunder, or to advance or expend moneys for the payment of taxes, assessments or other charges, or to save the Collateral from sale or forfeiture for any unpaid tax or assessment, or otherwise, or to redeem the same from any tax or other sale, or to purchase any tax title thereon, or to remove or purchase any mechanics’ liens or other encumbrance thereon, or to make repairs thereon or to comply with any covenant herein contained or to prosecute and defend any suit in relation to the Collateral or in any manner to protect the Collateral and the title thereto, and all sums so advanced for any of the aforesaid purposes with interest thereon at the highest legal rate, but not in excess of twelve per centum (12%) per annum shall be deemed a charge upon the Collateral and shall be forthwith paid to RUS upon demand. It shall not be obligatory for RUS in making any such advances or expenditures to inquire into the validity of any such tax title, or of any such taxes or assessments or sales therefor, or of any such mechanics’ liens or other encumbrance.

Section 8.7 Right to File Financing Statements

RUS shall have the right to file such financing statements and continuation statements on its behalf, as secured party, and on behalf of the Awardee, as debtor, as RUS deems necessary to perfect a first lien on the Collateral and to maintain and preserve such perfected first lien as long as the Loan remains outstanding. The Awardee shall reimburse RUS for any expenses incurred in the exercise of this right.

ARTICLE IX –SECURITY INTEREST

Section 9.1 General

To secure the payment and performance of the Obligations, including without limitation, the Note, the Awardee hereby pledges, assigns, and transfers to RUS, and grants to RUS a continuing security interest in ALL ASSETS of the Awardee, whether now owned or hereafter acquired. The Awardee has entered, or will enter, into a mortgage in favor of RUS covering all of the Awardee’s real property while any Note is outstanding.

Section 9.2 Continuing Rights with Respect to Grant Assets

Given the significant Grant to the Project, the government must be provided an exclusive first lien on all Grant assets during the Service Obligation of the Award, as defined in Section 5.10, which shall not be shared pari passu with any other entity. Thereafter, any sale or disposition of grant assets must comply with the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards, codified in 2 C.F.R. part 200. The Awardee acknowledges that this part will apply to all grant funds of the Awardee received under the Grant, regardless of the Awardee’s entity status or type of organization.

Section 9.3 Unapproved Sale of Grant Assets

The Awardee agrees and acknowledges that pursuant to the FOA, the Awardee must repay all funds advanced under the Grant to the government if the Project or the Awardee is sold or merged without RUS approval during the Service Obligation of the grant.

ARTICLE X - EVENTS OF DEFAULT

Section 10.1 Events of Default

The following shall be events of default (each an "Event of Default") under this Agreement:

(a)

Representations and Warranties. Any representation or warranty made by the Awardee in the Loan-Grant Agreement, Form(s) 481 or any certificate furnished to RUS under the Loan-Grant Agreement, or in the Application shall prove to have been incorrect in any material respect at the time made;

(b)

Non-Payment. The nonpayment of any required and due installment of interest on, or principal of, any Note, whether by acceleration or otherwise, which continues for five (5) Business Days, as such term is herein defined;

(c)	Corrective Actions. Default by the Awardee in the observance or performance of Section 5.9;

(d)	Limited Liability Companies. Default by the Awardee or its members in the observance or performance of Section 7.3;

(e)

Improper Expenditures. The Awardee expends Award funds on costs which are not Eligible Purposes in accordance with the RUS approved line item Project budget and the Form(s) 481 approved by RUS prior to the advance of funds;

(f)	Failure to Keep Adequate Records. The Awardee fails to keep adequate records, including the failure to document Award fund expenditures for Eligible Purposes as required herein;

(g)

Failure to Build in Accordance with Buildout Timeline. The Awardee fails to commence build out of the Project within 180 days from the Release of Funds Date or otherwise fails to meet or exceed milestones established in the Buildout Timeline, as it may be amended with prior written RUS consent;

(h)	Failure to Comply with Accounting and Reporting Requirements. The Awardee fails to comply with the accounting and reporting requirements in Article VI;

(i)

Other Covenants. Default by the Awardee in the observance or performance of any other covenant or agreement contained in any part of the Loan-Grant Agreement, which shall remain unremedied for thirty (30) calendar days after written notice thereof shall have been given to the Awardee by RUS;

(j)

Adverse Effects. The Awardee shall forfeit or otherwise be deprived of its charter, articles of organization, franchises, permits, easements, consents or licenses required to carry on any material portion of its business or the Awardee files for or an event occurs which can reasonably be expected to result in its dissolution or termination;

(k)

Other Obligations. Default by the Awardee in the payment of any obligation, whether direct or contingent, for borrowed money in excess of ten thousand dollars ($10,000.00) or in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation which default shall have resulted in such obligation becoming or being declared due and payable prior to the date on which it would otherwise be due and payable;

(l)

Bankruptcy. A court having jurisdiction in the premises shall enter a decree or order for relief with respect to the Awardee in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect: (1) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official, or (2) ordering the winding up or liquidation of its affairs; or the Awardee shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian or trustee, of a substantial part of its property, or make any general assignment for the benefit of creditors;

(m)	Dissolution or Liquidation. Other than as provided in the immediately preceding subsection, the dissolution or liquidation of the Awardee, or the filing of such by the Awardee;

(n)

Impaired Business. Awardee fails to promptly forestall or remove any execution, garnishment or attachment of such consequence as shall impair its ability to continue its business or fulfill its obligations and such execution, garnishment or attachment shall not be vacated within thirty (30) days;

(o)	Service Obligation. As determined by RUS, the Awardee fails to provide the Service Obligation on the Project with respect to the Grant; and/or

(p)

Payment of Final Judgment. A final judgment in an amount of ten thousand dollars ($10,000.00) or more shall be entered against the Awardee and shall remain unsatisfied or without a stay in respect thereof for a period of thirty (30) days.

ARTICLE XI - REMEDIES

Section 11.1 General

Upon the occurrence of an Event of Default, RUS may pursue all rights and remedies available to RUS that are contemplated by the Loan-Grant Agreement in the manner, upon the conditions, and with the effect provided in the Loan-Grant Agreement, and may pursue such other remedies that are generally available at law or in equity including, without limitation, a suit for specific performance, injunctive relief or damages. Nothing herein shall limit the right of RUS to pursue all rights and remedies available to a creditor following the occurrence of an Event of Default listed in Article X hereof. Each right, power and remedy of RUS shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

Section 11.2 Remedies

In addition to the remedies referred to in Section 11.1 hereof, upon the occurrence of an Event of Default, RUS may:

(a)	Refuse to make any advance or further advance on account of the Award, but any advance thereafter made by RUS shall not constitute a waiver of such default;

(b)

Declare all unpaid principal of and all interest accrued on the Note(s) to be immediately due and payable and upon such declaration all such principal and interest shall become due and payable immediately;

(c)	Terminate the obligation to further advance on account of the Award; and/or

(d)

Take immediate possession of the Collateral, collect and receive all credits, outstanding accounts and bills receivable of the Awardee and all rents, income, revenues and profits pertaining to or arising from the Collateral, or any part thereof, and issue binding receipts therefor; manage and control and operate the Collateral as fully as the Awardee might do if in possession thereof; RUS, any employee or agent of RUS is hereby constituted and appointed as true and lawful attorney-in-fact of the Awardee with full power to (i) notify or require the Awardee to notify any and all Customers that the Collateral has been assigned to RUS and/or that RUS has a security interest in the Collateral; (ii) endorse the name of the Awardee upon any notes, checks, acceptances, drafts, money orders, or other instruments or payment (including payments made under any policy of insurance) that may come into possession of RUS in full or part payment of any amount owing to RUS; (iii) sign and endorse the name of the Awardee upon any invoice, freight, or express bill, bill of lading, storage or warehouse receipt, assignment verification or notice in connection with receivables; (iv) send requests for verifications of Collateral to customers or account debtors; (v) sell, assign, sue for, collect, or compromise payment of all any part of the Collateral in the name of the Awardee or in its own name, or make any other disposition of Collateral, or any part thereof, which disposition may be for cash, credit, or any combination thereof, and RUS may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price may set off the amount of such price against the Obligations; granting to RUS, as the attorney-in-fact of the Awardee, full power of substitution and full power to do any and all things necessary to be done in and about the premises fully and effectually as the Awardee might or could do but for this appointment, hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Neither RUS, its employees, nor its agents shall be liable for any act or omissions or for any error of judgment or mistake of fact or law in its capacity as such attorney-in-fact.

This power of attorney is coupled with an interest and shall be irrevocable during the term of this Agreement and so long as any Obligations shall remain outstanding;

(e)

RUS shall have the right to enter and/or remain upon the premises of the Awardee without any obligation to pay rent to the Awardee or others, or any other place or places where any of the Collateral is located and kept and: (i) remove the Collateral therefrom in order to maintain, collect, sell, and/or liquidate the Collateral or, (ii) use such premises, together with materials, supplies, books, and records of the Awardee, to maintain possession and/or the condition of the Collateral, and to prepare the Collateral for sale, liquidation, or collection. RUS may require the Awardee to assemble the Collateral and make it available to RUS at a place to be designated by RUS;

(f)

RUS shall have the right, without prior notice to the Awardee, to exercise rights of setoff or recoupment and apply any and all amounts held or hereafter held, by RUS or owed to the Awardee or for the credit of the Awardee against any and all of the Obligations. RUS agrees to notify the Awardee promptly after any such setoff or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. Awardee waives all rights of setoff, deduction, recoupment or counterclaim; and/or

(g)

RUS shall have, in addition to any other rights and remedies contained in this Agreement, and in any other agreements, guarantees, notes, mortgages, instruments, and documents heretofore, now, or at any time or times hereafter executed by the Awardee and delivered to RUS, all of the rights and remedies of a secured party under the Uniform Commercial Code in force in the state identified in the first paragraph hereof, as well as the state where the Collateral is located, as of the date hereof, all of which rights and remedies shall be cumulative, and nonexclusive.

ARTICLE XII - MISCELLANEOUS

Section 12.1 Notices

All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by email) and delivered to the intended recipient at the "Address for Notices" specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by email or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided for herein. The Addresses for Notices of the respective parties are as follows:

RUS Rural Utilities Service United States Department of Agriculture 1400 Independence Avenue, S.W. Washington, D.C.20250-1510 Attention: Administrator Email: reconnect@usda.gov	Awardee Schedule 1

With a copy to:	With a copy to:
Rural Utilities Service United States Department of Agriculture 1400 Independence Avenue, S.W. Stop 1590, Room No. 4121 Washington, D.C. 20250-1590	See Schedule 1

Attention: Deputy Assistant Administrator

Email: TelecomPMRA@usda.gov

Section 12.2 Notices of Actions Against Collateral

Any notice required to be given by RUS of a sale or other disposition or other intended action by RUS with respect to any of the Collateral, or otherwise, made in accordance with this Agreement at least five (5) days prior to such proposed action, shall constitute fair and reasonable notice to the Awardee of any such action.

Section 12.3 Application of Proceeds

Any proceeds or funds arising from the exercise of any rights or the enforcement of any remedies herein provided after the payment or provision for the payment of any and all costs and expenses in connection with the exercise of such rights or the enforcement of such remedies shall be applied first, to the payment of indebtedness hereby secured other than the principal of or interest on the Notes; second, to the ratable payment of interest which shall have accrued on the Notes and which shall be unpaid; third, to the ratable payment of or on account of the unpaid principal of the Notes, and the balance, if any, shall be paid to whosoever shall be entitled thereto.

Section 12.4 Expenses

To the extent allowed by law, the Awardee shall pay all costs and expenses of RUS, including reasonable fees of counsel, incurred in connection with the enforcement of the Loan-Grant Agreement or with the preparation for such enforcement if RUS has reasonable grounds to believe that such enforcement may be necessary.

Section 12.5 Late Payments

If payment of any amount due hereunder is not received at the United States Treasury in Washington, DC, or such other location as RUS may designate to the Awardee within five (5) Business Days after the due date thereof or such other time period as RUS may prescribe from time to time in its policies of general application in connection with any late payment charge (such unpaid amount being herein called the "delinquent amount", and the period beginning after such due date until payment of the delinquent amount being herein called the "late-payment period"), the Awardee shall pay to RUS, in addition to all other amounts due under the terms of the Notes and this Agreement, any late payment charge as may be fixed from time to time on the delinquent amount for the late-payment period by regulations adopted by RUS.

Section 12.6 Filing Fees

To the extent permitted by law, the Awardee agrees to pay all expenses of RUS (including the fees and expenses of its counsel) in connection with the filing or recordation of all financing statements and instruments as may be required by RUS in connection with this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Awardee agrees to save harmless and indemnify RUS from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by RUS in connection with this Agreement. The provisions of this section shall survive the execution and delivery of this Agreement and the payment of all other amounts due hereunder or due on the Notes.

Section 12.7 No Waiver

No failure on the part of RUS to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by RUS of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 12.8 Governing Law

This Agreement shall be governed by and construed in accordance with applicable federal law and, in the absence of controlling federal law, by the laws of the State identified in the first paragraph herein, except those that would render such choice of law ineffective.

Section 12.9 Consent to Jurisdiction

The Awardee hereby irrevocably submits to the jurisdiction of the U.S. District Court for the District of Columbia and the US Court of Appeals for the Federal Circuit (both the "DC Federal Courts") for any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such federal courts. The Awardee irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Awardee's address set forth in Schedule 1. The Awardee hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the DC Federal Courts and hereby further irrevocably waives and agrees not to plead or claim in such court that any such action or proceeding brought in any such court has been brought in a forum non conveniens. Nothing herein shall affect the right of the Government to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Awardee in its own jurisdiction.

Section 12.10 Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, SECURED PARTY, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11 Holiday Payments

If any payment to be made by the Awardee hereunder shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

Section 12.12 Rescission

The Awardee may elect to rescind the Award, in which event RUS shall release the Awardee from its obligations hereunder, provided the Awardee complies with such terms and conditions as RUS may impose for such release.

Section 12.13 Successors and Assigns

(a)

This Agreement shall be binding upon and inure to the benefit of the Awardee and RUS and their respective successors and assigns, except that the Awardee may not assign or transfer its rights or obligations hereunder without the prior written consent of RUS.

(b)

Pursuant to federal claims collection laws, RUS’ claims hereunder may be transferred to other agencies of the United States of America; in the event of such a transfer, all rights and remedies hereby granted or conferred on RUS shall pass to and inure to the benefit of any such successor agency.

Section 12.14 Complete Agreement; Waivers and Amendments

Subject to RUS Regulations, this Agreement and all parts of the Loan-Grant Agreement are intended by the parties to be a complete and final expression of their agreement. However, RUS reserves the right to waive its rights to compliance with any provision of this Agreement and any other part of the Loan Grant Agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure of the Awardee here from or therefrom, shall be effective unless approved in writing by RUS in the form of either a RUS Regulation or other writing signed by or on behalf of RUS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12.15 Headings

The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

Section 12.16 Severability

If any term, provision, condition, or any part thereof, of this Agreement, Note(s) or the Security Documents shall for any reason be found or held invalid or unenforceable by any governmental agency or court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision, or condition nor any other term, provision, or condition, and this Agreement, the Note(s), and the Security Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

Section 12.17 Right of Setoff

Upon the occurrence and during the continuance of any Event of Default, RUS is hereby authorized at any time and from time to time, without prior notice to the Awardee, to exercise rights of setoff or recoupment and apply any and all amounts held or hereafter held, by RUS or owed to the Awardee or for the credit or account of the Awardee against any and all of the obligations of the Awardee now or hereafter existing hereunder or under the Note(s). RUS agrees to notify the Awardee promptly after any such setoff or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. The rights of RUS under this section are in addition to any other rights and remedies (including other rights of setoff or recoupment) which RUS may have. Awardee waives all rights of setoff, deduction, recoupment or counterclaim.

Section 12.18 Schedules and Attachments

Each Schedule and Attachment attached hereto and referred to herein is each an integral part of this Agreement.

Section 12.19 Authority of Representatives of RUS

In the case of any consent, approval or waiver from RUS that is required under this Agreement or any other part of the Loan-Grant Agreement, such consent, approval or waiver must be in writing and signed by an authorized RUS representative to be effective. As used in this section, "authorized RUS representative" means the Administrator of RUS, and also means a person to whom the Administrator has officially delegated specific or general authority to take the action in question.

Section 12.20 Prepayment of Loan

In the event the Awardee prepays the Loan portion of the Loan before termination of the Service Obligation, the Awardee shall, within thirty (30) days of making such prepayment, execute a standard grant agreement with the RUS.

Section 12.21 Term

This Agreement shall remain in effect until one of the following two events has occurred:

(a)	The Awardee and RUS replace this Agreement with another written agreement; or

(b)	All of the Awardee's obligations under this Agreement, including the Service Obligation, have been discharged and paid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIF UTAH LLC

by	/s/ Joseph Max Meisinger

Name: Joseph Max Meisinger

Title: Treasurer

(Seal)

Attested to by: Joshua p. Weisenburger______

Secretary

UNITED STATES OF AMERICA

By:	/s/ Karl Elmshauser
Administrator of the Rural Utilities Service

SCHEDULE 1

Article I	Definitions

1.

The additional "Permitted Encumbrances" permitted on the Collateral shall include: the lien described in and under the terms of that certain Security Agreement, dated as of September 17, 2024, between Awardee and First National Bank of Omaha (the "Bank"), a national banking association.

Article II	Representations and Warranties

1.	Paragraph (h) Awardee’s Principal Place of Business: 14015 S Minuteman Drive, Draper, Utah 84020

2.	Paragraph (i) Awardee’s Organization Number: 4154197

3.	Paragraph (j) Awardee’s Subsidiaries: N/A

4.	Paragraph (j) Awardee’s Parent: Boston Omaha Broadband LLC, Boston Omaha Corporation

5.

Paragraph (m) Additional Representations and Warranties:

The Awardee represents and warrants that it is primarily engaged in the business of transmitting communications electrically, electromagnetically, or by light.

Article III	The Loan and Grant

1.	Section 3.1(a) Loan amount: $11,484,076

2.	Section 3.1(b) Grant amount: $11,484,076

3.	Section 3.1(d) Maturity Date: 22 Years from Release of Funds Date

Article IV	Conditions Precedent to Loan Closing

1.	The additional conditions referred to in Section 4.1(l) are as follows:

a)

Pursuant to 7 CFR 1970.11(b), the Agency has determined that assurance of funding for this Project is necessary for economic rural development. As a result, this Agreement is subject to the completion of all necessary environmental procedures required by Federal law, and funds may not be disbursed until successful completion of such procedures. The Awardee acknowledges that it may not engage in any work on the Project until Awardee has received written notice from the Agency, except for work required to finalize the environmental reviews. Such environmental work, however, shall be done at the Awardee’s own risk and may not be reimbursed if the environmental reviews cannot be completed as required by 7 CFR 1970.11(b). Awardee understands and acknowledges that unauthorized work will result in the termination of this Agreement. Awardee also acknowledges that any findings in the environmental reviews requiring significant changes to the Project will constitute an immediate deobligation of funding and termination of this Agreement, and will not result in an amended agreement until revised terms are agreed upon and funding is determined to be still available.

b)	The Parent Company, Boston Omaha Corporation, shall execute the guarantee agreement included as Attachment 3.

c)	Awardee to provide an executed operating agreement with the parent, Boston Omaha Broadband, LLC which defines the roles and responsibilities of each entity prior to the release of funds.

d)	Awardee must provide evidence, in form and substance satisfactory to RUS, that First National Bank of Omaha has executed an intercreditor agreement.

Conditions Precedent to Release of Funds

2.	Section 4.2(c) funds deposited for Project completion: N/A

3.	The additional conditions referred to in Section 4.2(d) are as follows: N/A

Conditions Precedent to Individual Advances

4.	Section 4.3(j) Required permits, licenses, franchise, and other approvals: N/A

5.	The additional conditions to advance referred to in Section 4.3(m) are as follows: N/A

Article V	Affirmative Covenants

1.	Section 5.8(a) Financial Requirements Commencement Date: December 31, 2028

2.	Section 5.10 Composite Economic Life of RUS financed facilities: 19 Years

3.	Section 5.11(f) Awardee is subject to the following National Programmatic Agreement (NPA): N/A

4.	Section 5.20 Scoring Criteria Commitments: Awardee has agreed to the following commitments for this Award: (X) Affordable Pricing Packages (X) Labor Standards (X) Net Neutrality

5.	The additional affirmative covenants referred to in Section 5.21 are as follows: N/A

Article VII Negative Covenants

1.	The additional negative restrictions on Distributions and Withdrawals referred to in Section 7.9(b) are as follows: N/A

2.	The additional negative covenants referred to in Section 7.17 are as follows: N/A

Article XII Miscellaneous

1.	Section 12.1 Awardee’s address for purposes of notification: Joseph Meisinger Chief Financial Officer FIF Utah LLC 14015 S Minuteman Drive Draper, Utah 84020

2.	Section 12.1 Address for Awardee’s notification copy: Amy K. Fliam Wilkinson Barker Knauer LLP 1800 M Street, NW Suite 800N Washington, DC 20036

ATTACHMENT 1

EQUAL OPPORTUNITY CONTRACT PROVISIONS

ATTACHMENT 2

RECONNECT PROGRAM CONSTRUCTION PROCEDURES